Exhibit 99
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FOR IMMEDIATE RELEASE March 1, 2007	NEWS Amex — NGS
NATURAL GAS SERVICES GROUP ANNOUNCES RECORD REVENUE AND NET INCOME FOR 2006
27% INCREASE IN TOTAL REVENUE FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006 TO $62.7 MILLION
71% INCREASE IN NET INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006 TO $7.6 MILLION
20% increase in total revenue, 67% increase in net income and 27% increase in diluted earnings per share for the three months ended December 31, 2006
MIDLAND, Texas, March 1, 2007 — Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its record financial results for the fourth quarter and twelve months ended December 31, 2006.
Natural Gas Services Group, Inc.

(in thousands of dollars, except
per share amounts and	Fourth	Fourth		Twelve	Twelve
percentages)	Quarter	Quarter		Months	Months
	2005	2006	Change	2005	2006	Change
	(unaudited)			(unaudited)

Total Revenue	$13,779	$16,562	20%	$49,311	$62,729	27%
Operating income	$2,614	$3,476	33%	$8,859	$12,131	37%
Net income	$1,386	$2,319	67%	$4,446	$7,588	71%
EPS (Basic)	$0.15	$0.19	27%	$0.59	$0.67	14%
EPS (Diluted)	$0.15	$0.19	27%	$0.52	$0.66	27%
EBITDA	$3,960	$5,736	45%	$13,282	$19,541	47%
Weighted average shares outstanding:
Basic	9,012	12,016		7,564	11,405
Diluted	9,240	12,078		8,481	11,472

Revenue: Total revenue increased from $13.8 million to $16.6 million, or 20%, for the three months ended December 31, 2006, compared to the same period ended December 31, 2005. These gains were the result of a 35% increase in rental revenue and an 18% increase in sales revenue that outweighed the corresponding $423 thousand decline in service and maintenance revenue, coinciding with our strategy to de-emphasize this business segment. Total revenue increased from $49.3 million to $62.7 million, or 27% for the twelve months ended December 31, 2006 compared to the same period ended December 31, 2005. These results were due to a 42% increase in rental revenue and a 26% increase in sales revenue. Service and maintenance revenue declined from $2.4 million to $1 million in the comparable twelve month period.
Operating income: Operating income increased from $2.6 million to $3.5 million, or 33%, for the three months ended December 31, 2006, compared to the same period ended December 31, 2005, and increased from $8.9 million to $12.1 million, or 37%, for the twelve months ended December 31, 2006 compared to the same period ended December 31, 2005. The higher operating income was driven by strong sales and rental gross margins and higher total revenues for the current quarter. Fourth quarter gross margins for sales revenues were 26%, while rental revenues experienced a year-to-date high gross margin of 63%. Indirect operating costs, consisting of selling expense, general and administrative expense and depreciation and amortization expense, for the three-month comparable year-over-year periods increased 34% from $2.5 million to $3.3 million. Approximately $700 thousand of this increase was depreciation attributable to the continued expansion of our rental fleet.
Net Income: Net income for the three months ended December 31, 2006, increased from $1.4 million to $2.3 million, or 67%, compared to the three months ended December 31, 2005. Net income for the twelve months ended December 31, 2006, increased from $4.4 million to $7.6 million, or 71%, compared to the same period ended December 31, 2005. These significant gains in both comparative periods were the cumulative result of higher revenues, robust gross margins and positive net interest income. Net income for the three months ended December 31, 2006 grew to 14% of total revenue.
EBITDA: EBITDA (see discussion of EBITDA at the end of this release) increased 45% from $4.0 million for the three months ended December 31, 2005 to $5.7 million for the three months ended December 31, 2006. EBITDA increased 47% from $13.3 million for the twelve months ended December 31, 2005 to $19.5 million for the twelve months ended December 31, 2006. EBITDA as a percentage of total revenue increased from 27% for the full year of 2005 to 31% for the comparable 2006 period and posted a record high of 35% of revenue for the three months ended December 31, 2006.
Earnings per Share: Earnings per diluted share increased 27% to $0.19 during the three months ended December 31, 2006 as compared to $0.15 during the three months ended December 31, 2005. Comparing the first twelve months of 2005 versus 2006, earnings per diluted share grew 27% from $0.52 to $0.66. The growth in earnings per diluted share was achieved in spite of a 35% increase in the number of diluted shares for the comparative twelve month period.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. said, “We are very pleased to have again achieved record annual revenue and earnings in 2006. The significant growth of revenue and gross margins in both our compressor sales and rental businesses reinforces and validates our operating strategies. The attractiveness of our industry and our particular focus on unconventional, wellhead compression markets will continue to drive our growth into the future. As always, full credit goes to all of our employees for their exceptional efforts and dedication.”

The Company has scheduled a conference call Thursday, March 1, 2007 at 9:30 a.m., Central Standard Time, to discuss 2006 Fourth Quarter and Twelve Months Financial Results.
What: Natural Gas Services Group, Inc. 2006 Fourth Quarter and Twelve Months Financial Results Conference Call
When: Thursday, March 1, 2007 at 9:30 a.m. CST
How: Live via phone by dialing 800-624-7038. Code: Natural Gas Services. Participants to the Conference call should call in at least 5 minutes prior to the start time.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc., will lead the call and discuss the Company’s fourth quarter and twelve months financial results.
About Natural Gas Services Group, Inc. (NGS)
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Jim Drewitz, Investor Relations 972-355-6070 jdrewitz@comcast.net Or visit the Company’s website at www.ngsgi.com

“EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of EBITDA to net income is as follows:

	Three months ended		Twelve months ended
(in thousands of dollars)	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)		(unaudited)

EBITDA	$3,960	$5,736	$13,282	$19,541

Adjustments to reconcile EBITDA to net income:

Amortization and depreciation	(1,198)	(1,885)	(4,224)	(6,020)

Interest expense	(558)	(339)	(1,997)	(1,646)

Provision for income taxes	(818)	(1,193)	(2,615)	(4,287)

Net income	$1,386	$2,319	$4,446	$7,588

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves,” “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to conditions in the natural gas industry, including the demand for natural gas and fluctuations in the price of natural gas; weaknesses in the Company’s internal controls; competition among the various providers of compression services and products; changes in safety, health and environmental regulations; changes in economic or political conditions in the markets in which we operate; failure of our customers to continue to rent equipment after expiration of the primary rental term; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt; future capital requirements and availability of financing; general economic conditions; events similar to September 11, 2001; and fluctuations in interest rates. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the factors described above and the other factors described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	December 31,
	2005	2006
ASSETS
Current Assets:
Cash and cash equivalents	$3,271	$4,391
Short-term investments	—	25,052
Trade accounts receivable, net of doubtful accounts of $75 and $110, respectively	6,192	8,463
Inventory, net of allowance for obsolescence of $361 and $347, respectively	14,723	16,943
Prepaid expenses and other	456	321

Total current assets	24,642	55,170

Rental equipment, net of accumulated depreciation of $7,598 and $11,320, respectively	41,201	59,866
Property and equipment, net of accumulated depreciation of $2,458 and $3,679, respectively	6,424	6,714
Goodwill, net of accumulated amortization of $325	10,039	10,039
Intangibles, net of accumulated amortization of $492 and $819, respectively	3,978	3,650
Other assets	85	113

Total assets	$86,369	$135,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and subordinated notes	$5,680	$4,442
Line of credit	300	—
Accounts payable and accrued liabilities	4,917	4,914
Current income tax liability	207	1,056
Deferred income	103	225

Total current liabilities	11,207	10,637

Long term debt, less current portion	20,225	12,950
Subordinated notes, less current portion	2,000	1,000
Deferred income tax payable	7,247	9,764

Stockholders’ equity:
Common stock, 30,000 shares authorized, par value $0.01; 9,022 and 12,046 shares issued and outstanding, respectively	90	120
Additional paid-in capital	34,667	82,560
Retained earnings	10,933	18,521

Total stockholders’ equity	45,690	101,201

Total liabilities and stockholders’ equity	$86,369	$135,552

NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	For the Years Ended December 31,
	2004	2005	2006
Revenue:
Sales, net	$3,593	$30,278	$38,214
Service and maintenance income	1,874	2,424	979
Rental income	10,491	16,609	23,536

Total revenue	15,958	49,311	62,729
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	2,556	23,331	29,629
Cost of service, exclusive of depreciation stated separately below	1,357	1,479	735
Cost of rental, exclusive of depreciation stated separately below	3,038	6,528	8,944
Selling expenses	875	1,034	1,273
General and administrative	1,777	3,856	3,997
Depreciation and amortization	2,444	4,224	6,020

Total operating costs and expenses	12,047	40,452	50,598

Operating income	3,911	8,859	12,131

Other income (expense):
Interest expense	(838)	(1,997)	(1,646)
Other income (expense)	1,441	199	1,390

Total other income (expense)	603	(1,798)	(256)

Income before provision for income taxes	4,514	7,061	11,875

Provision for income taxes:
Current	20	207	1,743
Deferred	1,120	2,408	2,544

Total income tax expense	1,140	2,615	4,287

Net income	3,374	4,446	7,588
Preferred dividends	53	—	—

Income available to common stockholders	$3,321	$4,446	$7,588

Earnings per common share:
Basic	$0.59	$0.59	$0.67

Diluted	$0.52	$0.52	$0.66

Weighted average common shares outstanding:
Basic	5,591	7,564	11,405
Diluted	6,383	8,481	11,472

NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	For the Years Ended December 31,
	2004	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,374	$4,446	$7,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,444	4,224	6,020
Deferred taxes	1,120	2,408	2,544
Employee stock option expense	—	135	376
Loss (gain) on disposal of assets	71	(28)	13
Gross profit from sale of rental equipment	—	—	(1,263)
Changes in current assets:
Trade accounts and other receivables	(1,182)	(1,352)	(2,271)
Inventory	(1,915)	(5,699)	(2,220)
Prepaid expenses and other	(34)	(362)	135
Changes in current liabilities:
Accounts payable and accrued liabilities	1,264	337	(3)
Current income tax liability	20	187	849
Deferred income	(185)	(855)	122
Other assets	(279)	348	(46)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,698	3,789	11,844
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,596)	(17,708)	(27,684)
Purchase of short-term investments	—	—	(38,252)
Redemption of short-term investments	—	—	13,200
Assets acquired, net of cash	—	(7,584)	—
Proceeds from sale of property and equipment	50	264	4,305
Changes in restricted cash	(2,000)	2,000	—

NET CASH USED IN INVESTING ACTIVITIES	(13,546)	(23,028)	(48,431)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from line of credit	550	300	1,375
Proceeds from long-term debt	6,592	21,517	68
Repayments of long-term debt	(2,589)	(13,077)	(9,581)
Repayment of line of credit	(300)	—	(1,675)
Dividends paid on preferred stock	(53)	—	—
Proceeds from exercise of stock options and warrants	5,157	13,085	357
Proceeds from sale of stock, net of transaction costs	—	—	47,163

NET CASH PROVIDED BY FINANCING ACTIVITIES	9,357	21,825	37,707

NET CHANGE IN CASH	509	2,586	1,120

CASH AT BEGINNING OF PERIOD	176	685	3,271

CASH AT END OF PERIOD	$685	$3,271	$4,391

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$775	$1,877	$1,692

Income taxes paid	$31	$24	$894

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired for issuance of subordinated debt	—	3,000	—
Assets acquired for issuance of common stock	—	5,120	—